Exhibit 99.1

Craig M. Walker, M.D.

March 7, 2013

The Spectranetics Corporation
9965 Federal Drive
Colorado Springs, CO 80921

Attention: Roger Wertheimer, Secretary

Ladies and Gentlemen,

I hereby resign as a director of The Spectranetics Corporation, effective at 5:00 p.m. (EDT) on March 15, 2013. It has been my honor to serve on the Board of Directors of Spectranetics for more than eight years. Spectranetics' commitment to saving and improving patient lives, creating exceptional fulfillment for its teammates, and rewarding its shareholders is truly remarkable and admirable. I am leaving at a time when I believe the Company is in its best position ever with its Board, its management and its product pipeline.

My decision to resign is solely for personal reasons. I have a very busy practice and I am the chairman of the rapidly growing New Cardiovascular Horizon's meetings, which require much of my time. Speaking engagements and family consume the rest. (I have three children including a four year old). My decision does not involve any disagreement with Spectranetics. I will miss interacting with my fellow Board members and management for whom I have the greatest respect as a member of the Board of Directors.

I have the utmost confidence in my fellow Board members and the management team of Spectranetics. You are doing important work by educating and providing needed resources for patients and their physicians. In fact, because I believe this work is so important, I will continue to serve on the Medical Advisory Board and as an educator and consultant on behalf of the Company.

Sincerely,

/s/ Craig M. Walker, M.D.

Craig M. Walker, M.D.